CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Veri-Tek International Corp on Form S-1 of our report dated December 6, 2004 for Veri-Tek International Corp for the period ended December 31, 2003 appearing in this Prospectus, which is a part of this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Prospectus.

/s/    Freedman & Goldberg

Freedman & Goldberg, CPAs, PC

Farmington Hills, MI

February 7, 2005